Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS

BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

CONFIDENTIAL

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

between

AVENTIS INC.

and

DICE MOLECULES SV, LLC

Dated as of December 17, 2015

Amended and Restated August 16, 2017

CONFIDENTIAL

AMENDED AND RESTATED

LICENSE AND COLLABORATION AGREEMENT

This Amended and Restated License and Collaboration Agreement (the “Agreement”) is made and entered into effective as of December 17, 2015 (the “Effective Date”) by and between DiCE Molecules SV, LLC, a Delaware limited liability company (“DiCE”), and Aventis Inc., a corporation organized and existing under the laws of Pennsylvania, having offices at 55 Corporate Drive in Bridgewater, New Jersey 08807 (“Sanofi”). DiCE and Sanofi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, DiCE owns and controls certain intellectual property rights with respect to DNA-programmed directed chemical evolution that is useful for the identification of Active Compounds;

WHEREAS, DiCE and Sanofi wish to enter into a collaboration together whereby DiCE shall generate Collaboration Compounds for Sanofi;

WHEREAS, DiCE wishes to grant to Sanofi, and Sanofi wishes to take, an exclusive license to certain of DiCE’s intellectual property rights to develop and commercialize Collaboration Compounds and Collaboration Products in the Territory in the Field, in each case in accordance with the terms and conditions set forth below; and

WHEREAS, DiCE and Sanofi have agreed to amend certain terms of this Agreement, and amend and restate the Agreement as of August 16, 2017 (the “Amendment Date”), as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1    “Accounting Standards” means, with respect to a Party or its Affiliates or its or their sublicensees, GAAP, International Financial Reporting Standards or such other similar national standards as such Party, its Affiliate or their (Sub)licensee uses for its financial reporting obligations, in each case, consistently applied.

1.2    “Active Compound” means, on a Sanofi Target-by-Sanofi Target basis, any Library Compound that the JSC determines meets the applicable Active Compound Criteria.

1.3    “Active Compound Criteria” means on a Sanofi Target-by-Sanofi Target basis, the criteria set forth in the applicable Target Plan for establishing whether a Library Compound is an Active Compound. These criteria may include [*].

1.4    “Active Sanofi Target” means a Sanofi Target for which DiCE is actively conducting activities in connection with the Research Program. [*].

1.5    “Affiliate” means, with respect to a Party or other Person, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party or other Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.6    “Agreement” has the meaning set forth in the preamble hereto.

1.7    “Agreement Term” has the meaning set forth in Section 12.1.1.

1.8    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.9    “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, including any applicable regulations and guidance of the FDA and European Union (and national implementations thereof) that constitute good laboratory practices, good manufacturing practices, good pharmacovigilance practices and good clinical practices.

1.10    “Arbitration Notice” has the meaning set forth in Section 13.1.

1.11    “Arbitrator” has the meaning set forth in Section 13.2.

1.12    “Board of Directors” has the meaning set forth in the definition of “Change of Control.”

1.13    “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or in Paris (France) are permitted or required to be closed.

1.14    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Agreement Term.

1.15    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Agreement Term shall commence on January 1 of the year in which the Agreement Term ends and end on the last day of the Term.

1.16    “Change of Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.16.1    as a result of any transaction or series of related transactions any “person” or “group” (as such terms are defined below) (i) becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) acquires the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors or similar governing body (“Board of Directors”);

1.16.2    such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of the surviving Person representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person; or

1.16.3    such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates.

For the purpose of this definition of Change of Control: (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities

Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.17    “Collaboration Compound” shall mean any (i) Active Compound, or (ii) Derivative Compound that (a) is within the scope of any Program Patent, or (b) utilizes, incorporates or is discovered with the use of (X) any Program Know How and/or (Y) any information contained in any SAR Dataset that has been licensed to Sanofi.

1.18    “Collaboration Product” means any pharmaceutical product, in final form, that is comprised of or contains a Collaboration Compound, alone or in combination with one (1) or more additional active ingredients, in each case, in any and all forms, presentations, delivery systems, dosages and formulations, for sale by prescription, over-the-counter or any other method.

1.19    “Combination Product” means (i) any pharmaceutical preparation in final form containing a Collaboration Compound in combination with one (1) or more additional active ingredients (that are not generic compounds) or (ii) any package containing a Collaboration Product combined with another product, where the other product or device is separately approved or sold as a medical product and the package is sold as one (1) SKU, in each case of clauses (i) and (ii), sold either as a fixed dose/unit or as separate doses/units in a single package.

1.20    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Collaboration Product, including activities related to marketing, promoting, distributing and importing such Collaboration Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.21    “Commercially Reasonable Efforts” shall mean:

1.21.1    [*]

1.21.2    [*]

1.21.3    “Commercially Reasonable” shall have a corresponding meaning.

1.22    “Confidential Information” has the meaning set forth in Section 9.1.

1.23    “Control” means, with respect to any Information and Inventions, Regulatory Documentation, material, Patent or other intellectual property right, and possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and sublicense in Section 4.2 and 4.3), to grant a license, sublicense or other right to or under such Information and Inventions, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.24    “Derivative Compound” shall mean any chemical compound, except a Library Compound, that demonstrates activity against any Sanofi Target and is derived from one or more Library Compound(s) within the SAR Dataset for such Sanofi Target, by DiCE, Sanofi, or by a Third Party under authority from Sanofi. A chemical compound having activity against any Sanofi Target shall be deemed to have been “derived from” a Library Compound if such chemical compound:

(i)    is actually synthesized in a chemical synthesis program based on one or more Library Compound(s)within the SAR Dataset for such Sanofi Target, as documented by laboratory notebooks or other competent proof; or

(ii)    is actually synthesized based on structure-activity data relating to one or more Library Compound(s) or Derivative Compound(s) within the SAR Dataset for such Sanofi Target, as documented by laboratory notebooks or other competent proof.

1.25    “Development” means all activities related to pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.26    “DiCE Know-How” means all Information and Inventions which are Controlled by DiCE or any of its Affiliates as of the Effective Date or at any time prior to the end of the Agreement Term, related to any Collaboration Compounds or Collaboration Product or the Exploitation of any of the foregoing and that are useful for such Exploitation, but excluding any DPDCE Know-How and DiCE’s interest in any Joint Program Know-How (as defined in Section 8.1.2(ii)).

1.27    “DiCE Patents” means all of the Patents Controlled by DiCE or any of its Affiliates as of the Effective Date or at any time prior to the end of the Agreement Term that claim or cover or are otherwise necessary to commercialize any Collaboration Compound or Collaboration Product, but excluding any DPDCE Patents. The DiCE Patents existing as of the Effective Date are set forth in Schedule 1.27, attached hereto.

1.28    “DiCE Technology” means DiCE Patents and DiCE Know How.

1.29    “Dispute” has the meaning set forth in Section 13.1.

1.30    “Distributor” means any Person(s) appointed by Sanofi or any of its Affiliates or its or their Sublicensees to distribute, market and sell Collaboration Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where the Person purchases its requirements of Collaboration Product(s) from Sanofi or its Affiliates or its or their Sublicensees but does not otherwise make any upfront, royalty or other payment (separate from a payment for supply of Collaboration Product) to Sanofi or its Affiliates or its or their Sublicensees with respect to Collaboration Product(s).

1.31    “Dollars” or “$” means United States Dollars.

1.32    “DPDCE Know How” means all Information and Inventions Controlled by DiCE relating to the practice of DNA-programmed directed chemical evolution, including all methods, instrumentation and materials.

1.33    “DPDCE Patents” means all Patents Controlled by DiCE relating to the practice of DNA-programmed directed chemical evolution, including all methods, instrumentation and materials. The DPDCE Patents existing as of the Effective Date are set forth in Part A of Schedule 1.27, attached hereto.

1.34    “DPDCE Technology” means the DPDCE Patents and DPDCE Know-How.

1.35    “Drug Approval Application” means a New Drug Application or Supplemental New Drug Application as defined in the FFDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.

1.36    “Effective Date” has the meaning set forth in the preamble hereto.

1.37    “EMA” means the European Medicines Agency and any successor agency thereto.

1.38    “ES (Early Selection) Target” means any Sanofi Target that is designated as an ES Target pursuant to Section 2.4.5.

1.39    “ET (Early Termination) Target” means any Sanofi Target that is designated as an ET Target pursuant to Section 2.4.3(i).

1.40    “European Union” or “EU” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization.

1.41    “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of a compound, product or process, including to make a Collaboration Compound for use in Collaboration Products. “Exploitation” means the act of Exploiting a compound, product or process.

1.42    “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.43    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.44    “Field” means all human and veterinary health care applications including, but not limited to, research, prognosis and diagnosis, therapeutics, prophylaxis, and monitoring with respect to any indication.

1.45    “First Commercial Sale” means, with respect to any Collaboration Product, [*].

1.46    “GAAP” means United States generally accepted accounting principles.

1.47    “Generic Product” means, with respect to a particular Collaboration Product, any pharmaceutical or biological product that (i) is distributed by a Person other than Sanofi or its Affiliates under a Drug Approval Application approved by a Regulatory Authority in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Collaboration Product, including any product authorized for sale (a) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (b) in the EU pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision) or (c) in any other country or jurisdiction pursuant to all equivalents of such provisions or (ii) is otherwise substitutable under Applicable Law for such Collaboration Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.

1.48    “Government Official” means (i) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

1.49    “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.50    “IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union.

1.51    “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.52    “Indemnification Claim Notice” has the meaning set forth in Section 11.3.1.

1.53    “Indemnified Party” has the meaning set forth in Section 11.3.1.

1.54    “Indication” [*].

1.55    “Information and Inventions” means all inventions, discoveries, technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed. For clarity, tangible materials shall not be included within the Information and Inventions.

1.56    “Inventor Personnel” has the meaning set forth in Section 10.2.9.

1.57    “Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.

1.58    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.59    RESERVED

1.60    “Legal Dispute” has the meaning set forth in Section 3.3.7.

1.61    “Library” shall mean any chemical compound library prepared by or on behalf of DiCE. Libraries shall be comprised of two (2) types, as follows:

1.61.1    “Screening Library” shall mean a chemical compound library, other than a Focused Library, comprising at least 108 distinct target structures, based on specific agreed scaffold(s) and synthons, prepared by DiCE for use in DiCE internal and external programs, including the Research Program.

1.61.2    “Focused Library” shall mean any chemical compound library designed and prepared by DiCE in connection with and specifically for screening in the Research Program based on (i) one or more Active Compounds, including without limitation, SAR data for a given Target, and/or (ii) Confidential Information of either Party regarding structures that have been determined to have activity with respect to a particular Sanofi Target), and/or (iii) information in the public domain. For clarity, it is understood and agreed that information used to design a Focused Library may be derived from various sources including but not limited to, results obtained during Stage 1 of the Research Program.

1.62    “Library Compound” means a compound contained in one or more of the Libraries generated by DiCE.

1.63    “Losses” has the meaning set forth in Section 11.1.

1.64    “Major Market” means each of [*].

1.65    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of any Collaboration Compound, any Collaboration Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control, and chemistry, manufacturing and controls.

1.66    “Net Sales” means, with respect to a Collaboration Product for any period, the gross amount billed or invoiced by Sanofi, its Affiliates or its or their Sublicensees for the sale of a Collaboration Product to Third Parties (including Distributors) (the “Invoiced Sales”), less deductions for:

1.66.1    [*]

1.66.2    [*]

1.66.3    [*]

1.66.4    [*]

1.66.5    [*]

1.66.6    [*]

1.66.7    [*]

1.66.8    [*]

[*].

[*].

[*].

In all cases, Net Sales shall be calculated in accordance with applicable Accounting Standards, consistently applied.

1.67    “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.68    “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.69    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.70    “Phase I Clinical Trial” means a human clinical study of a biopharmaceutical product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authority in a country other than the United States.

1.71    “Phase II Clinical Trial” means a human clinical study of a biopharmaceutical product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authority in a country other than the United States.

1.72    “Phase III Clinical Trial” means a human clinical study of a biopharmaceutical product, the design of which is acknowledged by the FDA to be sufficient for such clinical study to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar human clinical study prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such clinical study to satisfy the requirements of a pivotal efficacy and safety clinical study, provided that if a Phase II Clinical Study has not previously been completed with respect to such product, then a clinical study shall not be deemed a “Phase III Clinical Study” until the design of such clinical study is acknowledged in writing by a Regulatory Authority (either prospectively or following completion of the clinical study) to be sufficient for such clinical study to be included as a pivotal efficacy and safety clinical study in an application for Regulatory Approval filed with the applicable Regulatory Authority in the applicable country or jurisdiction.

1.73    “Pre-Candidate” means an Active Compound for which (a) Sanofi has elected to advance into exploratory repeat dose pre-clinical in vivo toxicology, and (b) such studies are commenced in at least one species.

1.74    “PPI Status” means for a particular Sanofi Target that the Active Compound(s) for such Sanofi Target are expected to (a) inhibit the binding of a peptidic ligand to the applicable Sanofi Target by either an allosteric or orthostatic mechanism, or (b) promote binding of the applicable Sanofi Target to another protein target, resulting in reduced function. By way of example but without limitation, an example of clause (b) above would be an Active Compound that bound to an E3 ligase with a consequent ubiquination of the protein target and reduced half-life.

1.75    “Product Labeling” means, with respect to a Collaboration Product in a country in the Territory, (i) the Regulatory Authority-approved full prescribing information for such Collaboration Product for such country, including any required patient information and (ii) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Collaboration Product in such country.

1.76    “Product Trademarks” means the Trademark(s) used or to be used by Sanofi or its Affiliates or its or their Sublicensees for the Commercialization of any Collaboration Product in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their Sublicensees).

1.77    “Program Know-How” means any [*].

1.78    “Program Patent” means any [*].

1.79    “Program Technology” means Program Patents and Program Know-How.

1.80    “Program Transfer” has the meaning in Section 12.5.1.

1.81    “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Collaboration Product in such country, including, where applicable, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labeling approval.

1.82    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Collaboration Compound or Collaboration Products in the Territory, including the FDA in the United States and the EMA in the European Union.

1.83    “Regulatory Documentation” means: all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all Adverse Event files and complaint files; and (iii) clinical and other data, including Study Data, contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to the Collaboration Compound or a Collaboration Product.

1.84    “Regulatory Exclusivity Period” means, with respect to each Collaboration Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity)

granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Collaboration Product in such country or that confers data or similar exclusivity such that Third Parties or the applicable Regulatory Authority(-ies) in such country are prohibited from relying on data used to obtain Regulatory Approval for the Collaboration Product in applying for or granting Regulatory Approval to Third Party products.

1.85    “Research Plan” has the meaning set forth in Section 2.2.2.

1.86    “Research Program” has the meaning set forth in Section 2.2.1.

1.87    “Research Program Term” has the meaning set forth in Section 2.2.5.

1.88    “Royalty Term” has the meaning set forth in Section 6.5.1(i).

1.89    “S1 Criteria” means, with respect to a particular Sanofi Target, the applicable criteria set forth in the applicable Target Plan.

1.90    “S2 Criteria” means, with respect to a particular Sanofi Target, the applicable criteria set forth in the applicable Target Plan.

1.91    “S3 Criteria” means, with respect to a particular Sanofi Target, the applicable criteria set forth in the applicable Target Plan.

1.92    “S1 Determination” [*].

1.93    “S2 Determination” [*].

1.94    “S3 Determination” [*].

1.95    “Sanofi” has the meaning set forth in the preamble hereto.

1.96    “Sanofi Know-How” means all Information and Inventions Controlled by Sanofi or any of its Affiliates during the Term that is (a) developed by Sanofi or any of its Affiliates under this Agreement after the Effective Date and during the Agreement Term and (b) related to the Collaboration Compounds or useful for the Exploitation of Collaboration Products, but excluding any Joint Program Know-How and any Know-How related to any device, device technology or active pharmaceutical ingredients other than the Collaboration Compounds.

1.97    “Sanofi Patents” means all Patents Controlled by Sanofi or any of its Affiliates or Sublicensees during the Term, that (a) cover inventions which are made or conceived by Sanofi or any of its Affiliates or its or their Sublicensees under this Agreement after the Effective Date and during the Agreement Term and (b) are related to one or more Collaboration Compounds, but excluding any Joint Program Patents and any Patents related to any device, device technology or active pharmaceutical ingredients other than the Collaboration Compounds.

1.98    “Sanofi Target” means the molecular targets proposed by Sanofi pursuant to Section 2.4 and agreed by the JSC that shall be screened in the Research Program to identify one or more Active Compounds. A Sanofi Target may be an Active Sanofi Target or an ES Target (i.e., a former Active Sanofi Target that Sanofi has selected pursuant to Section 2.4.5), or an ET Target.

1.99    “Sanofi Technology” means the Sanofi Know How and Sanofi Patents.

1.100    “Senior Executives” means, with respect to DiCE, its Chief Executive Officer and with respect to Sanofi, its Vice President, Global Head of Small Molecule Drug Discovery.

1.101    “Small Molecule Status” or “SM Status” means for a particular Sanofi Target that the Active Compound(s) are not expected to have PPI Status.

1.102    [*].

1.103    “Stanford License” shall mean [*].

1.104    “Status” means, for a particular Sanofi Target, for purposes of Section 6.4, whether the Collaboration Compound(s) and/or Collaboration Product(s) with regard to such Sanofi Target shall be treated as having (i) Small Molecule Status or (ii) PPI Status, in each case, as set forth in the applicable Target Plan. For clarity, Status shall be determined in advance and stated in the applicable Target Plan, and such determination shall apply regardless of the actual mechanism of action of any Active Compound.

1.105    “Structure-Activity-Relationship (SAR) Dataset” means, [*].

1.106    “Study Data” means any and all data generated by or on behalf of Sanofi in any pre-clinical study or any clinical trial of any Collaboration Product.

1.107    “Sublicensee” means a Person, other than an Affiliate or a Distributor that is granted a sublicense by Sanofi or its Affiliate under the grants in Section 4.2, as provided in Section 4.3.

1.108    “Target Plan” means, with respect to a particular Sanofi Target, the written plan agreed by the JSC [*].

1.109    “Terminated Product” means a Collaboration Product with respect to which this Agreement is terminated in its entirety or in one or more Terminated Territory(-ies) pursuant to Article 12. In the case of a termination of this Agreement in its entirety, all Collaboration Products shall be considered Terminated Products.

1.110    “Terminated Territory” means the country(ies) with respect to which this Agreement is terminated pursuant to Article 12 or, if this Agreement is terminated in its entirety, the entire Territory.

1.111    “Territory” means the entire world, other than the Terminated Territory.

1.112    “Third Party” means any Person other than DiCE, Sanofi and their respective Affiliates.

1.113    “Third Party Acquirer” has the meaning set forth in Section 14.3.2.

1.114    “Third Party Infringement Claim” has the meaning set forth in Section 8.5.

1.115    “Third Party Right” has the meaning set forth in Section 8.6.

1.116    “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.117    “Transferred Materials” has the meaning set forth in Section 2.6.

1.118    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.119    “Valid Claim” means with respect to any DiCE Patent, Sanofi Patent or Program Patent, a claim of (a) any issued and unexpired Patent or (b) a pending application for a Patent that has not been pending for more than seven (7) years from its earliest priority date existing in the country in the Territory in which the Collaboration Product is manufactured, used or sold to a Third Party, in each case, which claim covers the applicable Collaboration Product or its Manufacture, use, offer for sale, sale or importation, in each case the validity, enforceability or patentability of which has not been revoked, found or held unenforceable, invalid or unpatentable by a court, governmental agency, national or regional patent office or other appropriate body having competent jurisdiction in a decision for which no appeal can or has been taken, and which has not been affected or rendered unenforceable through disclaimer, irretrievable lapse, abandonment or dedication to the public.

1.120    “VAT” has the meaning set forth in Section 7.4.

1.121    “Voting Stock” has the meaning set forth in the definition of “Change of Control.”

ARTICLE 2

RESEARCH PROGRAM

2.1    Overall Objectives. The objective of the Research Program is to identify, in [*] (or more if agreed by the JSC) Screening Libraries made by DiCE with the use of its DPDCE Technology, compounds that specifically bind to each Sanofi Target, with desired properties in agreed assays, to generate compounds and related structure-activity relationship (SAR) information that can be used by Sanofi to develop and commercialize Collaboration Products for use in the Field.

2.2    Research Program.

2.2.1    General. Each Party shall use Commercially Reasonable Efforts to undertake and perform agreed activities to achieve the foregoing objectives, as set forth in the Research Plan (the “Research Program”). DiCE shall be responsible for preparing and screening Libraries against the Sanofi Targets. Sanofi may, as agreed by the JSC, participate in the design of Screening Libraries, and shall have the right to participate in the design of Focused Libraries.

2.2.2    Research Plan. The Parties shall perform the Research Program in accordance with a written research plan (the “Research Plan”), the specific Target Plans, and the terms and conditions of this Agreement. The Research Plan shall include a description of the specific activities to be performed by the Parties in support of the Research Program and projected timelines and budget for completion of such activities. Following the Amendment Date, the Research Plan will consist of such research activities relating to the Sanofi Targets as DiCE, in its discretion, elects to perform, together with such other research plans and activities as are mutually agreed to by the Parties in writing and approved by the JSC. The Parties may, through the JSC, modify and update the then existing Research Plan from time to time.

2.2.3    Sanofi Targets; Target Plans. With respect to each Sanofi Target, the JSC may (but is not required) to elect to agree on a Target Plan for the applicable Sanofi Target. The JSC shall have the authority to modify any such Target Plan(s), in accordance with Section 3.3.6.

2.2.4    Research Program Expenses. DiCE shall be fully responsible for all costs and expenses (both internal and external) it incurs conducting the Research Program; provided, however, that DiCE shall not be obligated to spend any amounts on the conduct of the Research Program that exceed the amounts budgeted for such activities in the then-current Research Plan.

2.2.5    Research Program Term. The Research Program shall commence on the Effective Date and, unless terminated earlier as provided in Article 12, shall continue until the date that is [*] years after the Effective Date (the “Research Program Term”). The Research Program Term for a particular Sanofi Target will be extended for consecutive [*] year periods if [*] ARTICLE 5 [*]. If at the expiration of the Research Program Term for a Sanofi Target [*] has not occurred and DiCE is no longer conducting research activities with respect to such Sanofi Target, then such Sanofi Target shall cease to be a Sanofi Target thereafter.

2.3    Libraries.

2.3.1    Screening Libraries. DiCE shall make available at least [*] Screening Libraries for screening in the Research Program. [*]. With respect to Active Sanofi Targets, the JSC shall determine which Screening Library [*] shall be used to screen against such Sanofi Target(s). In accordance with the applicable Target Plans agreed by the JSC, DiCE shall screen at least one Screening Library against each Active Sanofi Target for a minimum of [*] rounds (unless otherwise agreed by the JSC, or with regard to the applicable Sanofi Target, Sanofi selects it as an

ES Target, or the JSC designates it as an ET Target). For purposes of this section “screen” shall mean the sequential selection rounds of DPDCE using the Screening Library or Focused Libraries with each Active Sanofi Target and its controls (ligands, etc) to determine if a positive selection [*] has occurred and suggesting the presence of Active Compounds in the Library. The Parties acknowledge that if screens on Active Sanofi Targets fail to identify Active Compounds then new Screening Libraries may be made, subject to the final decision of the JSC.

2.3.2    Focused Libraries. Based on results obtained with the Screening Libraries, the JSC shall determine, on a Sanofi-Target-by-Sanofi Target basis, if [*] Focused Libraries should be prepared by DiCE based on compounds in a Screening Library identified as specific for the applicable Sanofi Target and other agreed information. The size and composition of each Focused Library shall vary, but a minimum size and composition shall be decided by the JSC.

2.3.3    Library Exclusivity. During the Agreement Term, DiCE shall disclose to Sanofi, but not disclose to any Third Party, the results of the screening of any Sanofi Target against any Library hereunder. Sanofi agrees that DiCE shall be free, at its sole discretion, to screen any Library against any target that is not a Sanofi Target during the Research Program Term or thereafter, on its own behalf or for any Third Parties; provided, in each case, that (a) before any such screening using a Library occurs for a Third Party, DiCE shall have executed a written agreement with such Third Party that retains for DiCE the right to screen such Library against the Sanofi Target(s), and (b) DiCE continues to provide sufficient human, financial and physical resources required to support the screening of Libraries against each Active Sanofi Target, on a Sanofi Target-by-Sanofi Target basis, in accordance with the Research Plan and the applicable Target Plan.

2.3.4    Library Operations.

(i)    Construction. Sanofi understands and agrees that a particular Focused Library subject to this Agreement may, for reasons of technical efficiency, be made concurrently with one or more other Libraries (i.e., a Screening Library or one or more other Focused Library, so long as DiCE is able to distinguish (i.e., bioinformatically, via tags) the compounds within a particular Focused Library and distinguish these from other concurrently made Library Compounds. Focused Libraries made in such a manner shall be treated in the same way as Focused Libraries made individually (i.e., one at a time).

(ii)    Screening. During the Research Program Term, DiCE may, at its discretion, screen at least [*] Screening Libraries, and any Focused Libraries prepared by DiCE in accordance with Section 2.3.2, against the Active Sanofi Targets, in each case as may be set forth in the applicable Research Plan and applicable Target Plans. For clarity, it is understood and agreed that the JSC shall determine whether any particular Active Sanofi Target shall be screened against more than one Screening Library. Sanofi understands and agrees that a particular Focused Library subject to this Agreement may, for reasons of technical efficiency, be screened concurrently with one or more other Libraries (e.g., a Screening Library or one or more other Focused Library) which may or may not be subject to this Agreement, so long as DiCE is able to distinguish (e.g., bioinformatically, via tags, etc.) the compounds within a particular Focused Library and distinguish these from other Library Compounds. In any such case, DiCE shall not be obligated to report to Sanofi any screening results relating to any Library Compound that is not subject to this Agreement (i.e., that is not included within (a) a Screening Library selected for use under this Agreement, or (b) a Focused Library) and no such Library Compound shall be an Active Compound (regardless of whether such Library Compound has any activity against any Sanofi Target).

2.3.5    Other Libraries. With the agreement of the Parties, DiCE may (but shall not be obligated to) screen one or more Libraries made by DiCE outside the Research Program with regard to one or more Sanofi Targets, on the terms set forth herein.

2.3.6    Physical Ownership. DiCE shall retain title to and ownership of the tangible property embodied in all Libraries. It is understood that Sanofi shall have, ownership of certain intellectual property rights pursuant to Section 8.1, and certain license rights under Sections 4.1 and 4.2.

2.3.7    SAR Datasets. DiCE shall be the [*] of all information in the SAR Datasets, provided Sanofi shall [*] of any intellectual property proprietary to Sanofi that Sanofi disclosed to DiCE that is embodied in any such SAR Dataset(s).

2.4    Sanofi Targets.

2.4.1    General.    It is expected that [*] Active Sanofi Targets will be selected for the Research Program on or before [*], and [*] additional Active Sanofi Targets will be selected for the Research Program on or before [*], in accordance with Section 2.4.2. Pursuant to Section 2.4.5, certain Active Sanofi Targets may, at Sanofi’s election, become ES Targets. Unless substituted, terminated pursuant to Section 12.3, or otherwise agreed in writing by the Parties, each Sanofi Target (including without limitation any ES Target and any ET Target) shall remain a Sanofi Target during [*].

2.4.2    New Active Target Selection. Sanofi may propose to the JSC that a molecular target become an Active Sanofi Target hereunder. All Active Sanofi Targets shall be proposed by Sanofi, but acceptance as an Active Sanofi Target is subject to [*]. Promptly after a target becomes an Active Sanofi Target pursuant to this Section 2.4.2, the JSC may elect to agree upon a Target Plan for such Active Sanofi Target and update the Research Plan accordingly.

2.4.3    Active Target Substitution. If Research Program activities have commenced for a particular Active Sanofi Target and Sanofi wishes to substitute such Active Sanofi Target with another molecular target, it may propose such a substitution in accordance with the terms of this Section 2.4.3.

(i)    If following the achievement of [*] and DiCE’s generation and panning of a Focused Library with respect to a particular Sanofi Target, the JSC agrees that continued activities with respect to a particular Active Sanofi Target are not worthwhile, it shall designate that target as a ET Target. In such case, such ET Target shall continue to be a Sanofi Target (but not an Active Sanofi Target) and Sanofi shall pay [*].

(ii)    If Sanofi desires to substitute an Active Sanofi Target, then Sanofi shall provide DiCE with a written notice (the “Request Notice”), which Request Notice shall identify the current Active Sanofi Target to be substituted, state as applicable whether such Active Sanofi Target will become an ES Target, and identify the proposed new molecular target (the “Proposed Target”). [*] then the

Proposed Target will become an Active Sanofi Target. Promptly after a Proposed Target becomes an Active Sanofi Target pursuant to this Section 2.4.3, the JSC may elect to agree upon a Target Plan for such new Active Sanofi Target and update the Research Plan accordingly.

2.4.4    Consequences of Substitution. Any former Active Sanofi Target which has been substituted subject to Section 2.4.3 shall (unless it becomes an ES Target or an ET Target) no longer be a Sanofi Target. Subject to Section 2.4.6 and Article 9, DiCE shall be free to conduct any activities with any former Sanofi Target(s) as it deems appropriate.

2.4.5    ES Target Selection. The Parties acknowledge that the SAR Dataset for any Active Sanofi Target may contain sufficient information to allow Sanofi to advance the development of Collaboration Compounds and Collaboration Products for such Active Sanofi Target without advancement by DiCE to the [*]. Accordingly, Sanofi shall have the right to elect, by written notice to DiCE and subject to the terms in this Section 2.4, to designate any Active Sanofi Target that has achieved [*] as an ES Target (whereupon such Sanofi Target shall cease to be an “Active Sanofi Target” and shall become an “ES Target” hereunder). In each such case, such ES Target shall be treated as if DiCE had achieved the [*] for such Sanofi Target, for purposes of determining the milestones payable pursuant to Section 6.4.2 and royalties payable pursuant to Section 6.5.

2.4.6    Target Exclusivity.

(i)    Sanofi Targets. With respect to a particular Sanofi Target, DiCE shall not enter into an agreement with a Third Party regarding, or screen on its own account or for a Third Party against, such Sanofi Target. Notwithstanding the foregoing, if: [*].

(ii)    RESERVED

(iii)    Targets other than Sanofi Targets. Except as expressly set forth herein or as agreed by the Parties, during and after the Research Program Term, DiCE shall be free to conduct any activities outside the Research Program with any targets that are not then Sanofi Targets (e.g., screening for any target not covered by the exclusivity provisions above). If the Parties agree in writing that Sanofi will provide in-kind services to DiCE in connection with DiCE’s activities outside the Research Program with respect to the identification of compounds [*] subject to this Section 2.4.4(iii).

2.5    Compound Designation.

2.5.1    Active Compound(s). At any time during the Research Program that either Party believes that an Active Compound has been identified with regard to any Sanofi Target, it shall notify the JSC, with a written summary of the basis for its view. At its next meeting, or such earlier time as the Parties may agree, the JSC shall either (a) confirm that the identified compound is an Active Compound, or (b) that the identified compound is not an Active Compound, in which case the specific reason for any failure to meet the applicable Active Compound Criteria shall be summarized in writing. The Parties agree that any compound that is an Active Compound shall be Collaboration Compound for all purposes of this Agreement.

2.5.2    S1/S2/S3 Criteria. At any time during the Research Program that either Party believes that for any particular Sanofi Target, [*]. At its next meeting, or such earlier time as the Parties may agree, the JSC shall [*].

In addition, if at any time during the Research Program, DiCE determines that the data and results regarding compounds active against a particular Sanofi Target are sufficient to allow Sanofi to [*] then DiCE shall notify the JSC and if the JSC concurs with DiCE’s determination then:

(i)     DiCE shall notify Sanofi in writing;

(ii)    Sanofi shall have [*] from the date of DiCE’s notice to notify DiCE that it wishes to obtain a license to the SAR Dataset for such Sanofi Target, or to convene a meeting of the Sanofi [*] to [*]; and

(iii)     if during such [*] day period Sanofi does not notify DiCE that it wishes to obtain a license to the SAR Dataset or convene a meeting of the Sanofi [*], as applicable, then [*].

2.6    Transfer of Materials. With written approval of the JSC, DiCE may transfer one or more Active Compounds to Sanofi, in quantities agreed by the JSC for the purposes set forth in the Research Plan (“Transferred Materials”). For clarity, in no event shall DiCE shall be obligated to transfer any Screening Library to Sanofi. Sanofi shall use the Transferred Materials solely for research activities expressly approved in advance in writing by the JSC or in practicing its rights granted under this Agreement.

2.7    Limited Use. Except in connection with the practice of the rights expressly granted to Sanofi with regard to Collaboration Compound(s) and Collaboration Products pursuant to this Agreement, Sanofi shall not, without the express prior written consent of DiCE: (i) transfer any DiCE Technology to any Third Party; (ii) use any data and information obtained from the activities conducted using any Collaboration Compound for any other purpose; (iii) permit any Third Party to obtain or use any data containing or comprising any DiCE Technology for any purpose; or (iv) use, or attempt to use, any data or information containing or comprising any DiCE Technology, including without limitation, structural motifs, to reverse engineer, reconstruct, synthesize or otherwise modify or copy any Collaboration Compound.

2.8    Sanofi Resources. Sanofi shall, at its own cost and expense (not to exceed [*] in any one Calendar Year during the Research Program Term) provide in-kind resources for the conduct of the Research Program, if and as agreed by the JSC. Such resources may include the [*] Controlled by Sanofi or its Affiliates.

2.9    Third Party Intellectual Property.

2.9.1    DiCE Responsibility. DiCE shall be responsible for acquiring any Third Party license and the payment of any amounts due to Third Parties [*] for intellectual property necessary for the practice of the DPDCE Technology, during and in the course of the Research Program, [*].

2.9.2    Sanofi Responsibility. [*].

2.9.3    Infringement Claims. [*].

2.10    Records. DiCE and Sanofi shall each maintain records of the activities conducted by it in the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as shall properly reflect all work done and results achieved in the performance of the Research Program. Subject to Section 2.11, each Party shall allow the other to have reasonable access to all data generated by or on behalf of such Party with respect to each Collaboration Compound in connection with the Research Program. Upon reasonable request by Sanofi, DiCE shall provide Sanofi with additional data, results and other information with respect to the work performed by DiCE in the performance of the Research Program. However, it is understood that DiCE shall have no obligation to disclose to Sanofi any methods of practicing any DPDCE Technology.

2.11    Information Sharing. The results of all work performed by DiCE and its Affiliates and contractors as part of the Research Program shall be promptly disclosed to Sanofi in a reasonable manner as such results are obtained; provided, however, that (a) DiCE shall have no obligation to disclose to Sanofi (i) developments relating to the DPDCE Technology except as described in the last sentence of this Section 2.11, or (ii) any information relating to any SAR Dataset [*], and (b) DiCE shall not disclose to Sanofi the structure of any Library Compound active against a particular Sanofi Target [*]. DiCE shall provide reports and analyses at each JSC meeting, and more frequently on reasonable request by the JSC, detailing the current status of the Research Program. DiCE shall, through the JSC, inform Sanofi of any new material developments regarding the capabilities or issues with the use of its DPDCE technology learned from its practice outside of the Research Program. For purposes of clarity, DiCE shall not be obliged to share with Sanofi any information which is specific to any DiCE proprietary programs or programs that DiCE is pursuing with a third party).

2.12    Research Efforts; Resources, Scientific Manner. DiCE shall conduct the Research Program as it determines in its sole discretion. DiCE shall maintain laboratories, offices, administrative support and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Research Plan. DiCE agrees to make its employees reasonably available at their respective places of employment to consult with Sanofi personnel on issues arising during the performance of the Research Program. DiCE shall contribute its relevant know-how and experience necessary to carry out the Research Program. The Research Program shall be conducted by DiCE in good scientific manner, and in compliance with applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives of the Research Program.

ARTICLE 3

COLLABORATION MANAGEMENT

3.1    Joint Steering Committee. Within [*] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall consist of [*] of each Party, each with the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the jurisdiction of the JSC. The initial Sanofi JSC members shall be [*] and the initial DiCE JSC members shall be [*]. From time to time, each Party may substitute one or more of its representatives to the JSC on written notice to the other Party.

3.2    Responsibilities and Authority. The JSC shall:

3.2.1    monitor the progress of the Research Program and address any issues arising with respect to the conduct of the Research Program;

3.2.2    review and approve amendments and modifications to the Research Plan and any Target Plan;

3.2.3    delegate any of its responsibilities to a subcommittee to oversee and review the subcommittees in the performance of their respective activities;

3.2.4    approve each Sanofi Target that will be screened in the Research Plan pursuant to Section 2.4, and determine if any Active Sanofi Target shall be an ET Target pursuant to Section 2.4.3 ;

3.2.5    establish for each Sanofi Target prior to the commencement of screening of any Library against such Sanofi Target, a Target Plan, detailing without limitation, [*], the Status of such Sanofi Target [*];

3.2.6    determine for each Sanofi Target, whether the Active Compound Criteria have been met by [*] Library Compounds;

3.2.7    determine for each Sanofi Target, whether an Active Compound(s) has satisfied [*]; and

3.2.8    perform such other functions as are set forth in this Agreement, or as the Parties may mutually agree in writing (except where in conflict with any provision of this Agreement).

3.3    General.

3.3.1    Meetings. During the Research Program Term, the JSC shall meet to discharge its responsibilities [*], but may meet more frequently as the JSC may agree. The JSC must have a quorum to make decisions, which shall require at least one JSC member from each Party to participate. The JSC shall meet at locations that are mutually agreed upon by the Parties. Each Party shall pay its own expenses associated with attendance at JSC meetings.

3.3.2    Process. The chairperson of the respective committee shall be responsible for calling meetings on no less [*] notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least [*] in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [*] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the respective committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed).

3.3.3    Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. Representatives of the Parties on each committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants. Representation by proxy shall be allowed. Alliance Managers or other employees or consultants of a Party who are not representatives of the Parties on the committee may attend meetings; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the committee and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 9.

3.3.4    Minutes. The chairperson of the respective committee shall prepare and circulate for review and approval of the Parties minutes of each meeting within [*] after the meeting. The Parties shall agree on the minutes of each meeting and sign such minutes promptly, but in no event later than the next meeting of the respective committee.

3.3.5    Subcommittees. The JSC shall have the right to establish such other subcommittees with representation from each Party as the JSC deems appropriate to address specific issues relating to Collaboration Compounds or Collaboration Products (e.g., Patent Committee, etc.).    If a subcommittee cannot, or does not, reach a unanimous decision on an issue within [*], then the dispute shall be referred to the JSC for resolution and a special meeting of the JSC may be called for such purpose.

3.3.6    Decision-Making. In general, decisions of the JSC shall require unanimous decision of the JSC representatives present at a meeting, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by at least one (1) representative appointed by each Party. Notwithstanding the above, [*]. If the JSC does not, reach a unanimous decision on an issue within the jurisdiction and authority of the JSC for which unanimity is required, within [*], then the result will be that no decision has been reached.

3.3.7    Limitations on Authority. Without limitation to the foregoing, the Parties hereby agree that the following matters are outside the jurisdiction and authority of the JSC and any other committee: (i) amendment, modification or waiver of compliance with this Agreement, (which may only be amended or modified as provided in Section 14.6 or compliance with which may only be waived as provided in Section 14.11) and (ii) matters explicitly reserved to the consent, approval, agreement or other decision-making authority of either or both Parties in this Agreement and (iii) Disputes with respect to the application, breach, termination, interpretation or construction of this Agreement (a “Legal Dispute”).

3.3.8    Alliance Managers. Promptly after the Effective Date, by notice to the other Party, each Party shall appoint a person(s) who shall oversee contact between the Parties and facilitate the effective exchange of information between the Parties for all matters hereunder and shall have such other responsibilities as the Parties may agree in writing after the Effective Date, which person(s) may be replaced at any time by notice in writing to the other Party (the “Alliance Managers”). The Alliance Managers shall work together to manage and facilitate the effective communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.

ARTICLE 4

GRANT OF RIGHTS

4.1    Research Program Licenses.

4.1.1    DiCE. Subject to the terms and conditions of this Agreement, DiCE hereby grants to Sanofi a [*] without any right to grant sublicenses (except to Sanofi Affiliates) under the DiCE Technology and DiCE’s interest in the Program Technology solely to perform Sanofi’s obligations in connection with the Research Program; provided that the foregoing license does not include any license or right to practice any DPDCE Technology.

4.1.2    Sanofi. Subject to the terms and conditions of this Agreement, Sanofi hereby grants to DiCE a [*] without any right to grant sublicenses, under the Sanofi Technology and Sanofi’s interest in the Program Technology solely to perform DiCE’s obligations in connection with the Research Program.

4.2    Grants to Sanofi.

4.2.1    Exclusive License. Subject to the terms and conditions of this Agreement, DiCE hereby grants to Sanofi an exclusive (including with regard to DiCE and its Affiliates), license with the right to grant sublicenses in accordance with Section 4.3, under the DiCE Technology and DiCE’s interest in Program Technology, to Develop, Manufacture and Exploit the Collaboration Compounds and Collaboration Products for any and all uses in the Field in the Territory.

4.2.2    SAR Dataset License. On a Sanofi Target-by-Sanofi Target basis, effective upon payment by Sanofi of the milestone payment due pursuant to Section 6.4.1 for achievement of [*] milestone with respect to the applicable Sanofi Target hereunder, DiCE shall and hereby does grant to Sanofi an exclusive, non-sublicensable (except to Sanofi Affiliates), non-transferable license to the SAR Dataset for such Sanofi Target to exploit such SAR Dataset solely to identify Collaboration Compounds for use in the Field. Regardless of any SAR Dataset license or other license granted to Sanofi, DiCE shall have the right to disclose to any Third Party information regarding (i) the class of targets (e.g., protein-protein interface, kinase, E3 ligase, serine protease, etc.) studied in the Research Program, and (ii) blinded results achieved in the Research Program, for purposes of demonstrating the application of the DPDCE technologies; in each case subject to the restrictions set forth in Article 9.

4.3    Right to Grant Sublicenses. Sanofi shall have the right to grant sublicenses to its Affiliates and Third Parties, through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 4.2. Sanofi shall provide DiCE with at least the following information with respect to each potential Sublicensee: [*].

4.4    Retained Rights. Notwithstanding Section 4.2.1 above, DiCE shall retain the right to make, have made and use any and all Library Compounds that are not Active Compounds to develop, improve and validate its DPDCE Technology and for screening any target that is not a Sanofi Target.

4.5    License to DiCE.    Subject to the terms and conditions of this Agreement, Sanofi hereby grants to DiCE, and DiCE hereby accepts, a [*] under Sanofi’s interest in the Sanofi Technology and Program Technology use the DPDCE Technologies to create and use chemical libraries and identify chemical compounds of interest, on its behalf and on behalf of Third Parties.

4.6    Third Party Rights.

4.6.1    Overlapping Rights. Sanofi acknowledges that DiCE is in the business of preparing and screening diverse chemical libraries to Third Parties in the pharmaceutical, agriculture and other industries, and that DiCE may grant such Third Parties rights after the Effective Date to acquire licenses for compounds derived from such libraries similar to Sanofi’s rights under this Article 4. Notwithstanding the licenses granted Sanofi above, it is possible that a Third Party may acquire rights from DiCE with respect to one or more compounds within the scope of a patent of which DiCE is a sole or joint owner; accordingly, DiCE’s grant of rights to Sanofi in this Article 4 is limited to the extent that (i) a Third Party (either alone or jointly with DiCE) has filed a patent application with respect to such a compound prior to the filing by Sanofi (either alone or jointly with DiCE) of a patent application with respect to such a compound, or (ii) DiCE has previously granted a Third Party a license or other rights with respect to such a compound, and subject to any such grant of rights to a Third Party. Notwithstanding the foregoing, during the Agreement Term as long as the applicable Sanofi Target remains a Sanofi Target and Sanofi’s rights thereto under this Agreement have not terminated, DiCE shall not grant to any Third Party any rights to Develop, Manufacture and/or Exploit Collaboration Compounds or Collaboration Products with regard to the applicable Sanofi Target in the Field in the Territory.

4.6.2    No Liability. It is understood and agreed that, even if DiCE complies with its obligations under this Agreement, compounds provided to Third Parties in the course of DiCE’s other business activities may result in Third Party patent applications and Patents, including patent applications and patents owned by such Third Parties, or owned jointly by DiCE and such Third Parties, which could conflict with patent applications and/or Patents owned by Sanofi, or jointly owned by Sanofi and DiCE hereunder. DiCE shall use reasonable efforts to avoid such conflict, but Sanofi acknowledges that DiCE has no control over patents applications filed by Third Parties.

4.7    Confirmatory Patent License. DiCE shall, if requested to do so by Sanofi, [*], immediately enter into confirmatory license agreements in such form as may be reasonably requested by Sanofi for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Sanofi considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, DiCE and Sanofi shall have the same rights in respect of the DiCE Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

4.8    Discussion of Enabling License. Commencing on the [*] anniversary of the Effective Date, during the Research Program Term, Sanofi shall have a [*] under the DPDCE Patents and Dice Know-how for the [*] by Sanofi (or agreed Sanofi Affiliates) against agreed targets. The terms of any such license must be agreed by the Parties and would reflect the agreed value of any such license.

4.9    No Implied Licenses. No rights or licenses are granted or shall be deemed granted under this Agreement with respect to any intellectual property owned by a Party, other than those rights and licenses expressly and specifically provided under this Agreement. The Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights. Specifically, but without limitation, it is understood and agreed that no license is granted in this Agreement to Sanofi to use or practice any DPDCE Technology, and Sanofi hereby covenants and agrees that it and its Affiliates shall not, during the Agreement Term, knowingly practice any DiCE Patent Rights or DiCE Know-How.

ARTICLE 5

DEVELOPMENT AND COMMERCIALIZATION

5.1    In General. As between the Parties, Sanofi (itself or through its Affiliates or its or their Sublicensees), [*] shall have the sole right to Develop and Commercialize Collaboration Products to which Sanofi retains rights under this Agreement.

5.2    Development. Except as provided in Sections 12.5.1, as between the Parties, Sanofi shall have the sole right and responsibility, [*] for all aspects of the Development of Collaboration Products. Sanofi shall be the sole owner of, with all rights, title and interest in, all Study Data generated by it.

5.3    Diligence. Sanofi shall use Commercially Reasonable Efforts to Commercialize [*] for each Sanofi Target in [*] following receipt of Regulatory Approval in the applicable country.

5.4    Reports. During the Agreement Term, after the end of the Research Program, Sanofi shall provide DiCE with [*] written reports within [*] of the applicable anniversary of the Effective Date providing at least the following information with respect to each Collaboration Product: [*]. The reports as described in this Section 5.4 shall contain sufficient information to allow DiCE to monitor Sanofi’s compliance with this Agreement including without limitation Sanofi’s obligations with respect to payments set forth in Article 6. Until first commercial introduction of each royalty-bearing product incorporating a Collaboration Compound on behalf of Sanofi hereunder, Sanofi shall keep DiCE apprised of the status of the pre-clinical, clinical and commercial development of such product by [*] providing DiCE with a written report detailing such activities with respect to each such Collaboration Product during the Agreement Term. All reports and information provided under this Section 5.4 shall be deemed Confidential Information of Sanofi.

5.5    Regulatory Activities.

5.5.1    Regulatory Approvals.

(i)    All Regulatory Documentation (including all Regulatory Approvals) relating to the Collaboration Compounds or Collaboration Products obtained by Sanofi after the Effective Date shall be owned by, be the sole property of, and held in the name of, Sanofi;

(ii)    Sanofi shall have the sole right and responsibility [*] to file all Drug Approval Applications and make all other filings with the Regulatory Authorities to seek all Regulatory Approvals for Collaboration Products in the Territory, as well as to conduct all meetings, correspondence and communications with Regulatory Authorities regarding such matters.

(iii)    Sanofi shall use Commercially Reasonable Efforts to seek and obtain Regulatory Approval for the Collaboration Products for each Sanofi Target in [*].

5.5.2    Recalls, Suspensions or Withdrawals. In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Collaboration Compounds or the Collaboration Products, or in the event Sanofi determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall as promptly as reasonably practical under the circumstances advise the other Party thereof. As between the Parties, Sanofi shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Territory. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Sanofi shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 5.5.2, as between the Parties, Sanofi shall be solely responsible for the execution and DiCE shall reasonably cooperate in all such efforts. Sanofi shall be responsible for all costs of any such recall, market suspension or market withdrawal.

5.5.3    Global Safety Dataset. Sanofi shall establish, hold and maintain (at Sanofi’s cost and expense) the global safety database for Collaboration Products.

5.6    Booking of Sales; Distribution. As between the Parties, Sanofi shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Collaboration Products in the Territory and perform or cause to be performed all related services. As between the Parties, Sanofi shall handle all returns, order processing, invoicing, collection, distribution and inventory management with respect to the Collaboration Products in the Territory.

5.7    No Products Other than Collaboration Products. Except as otherwise agreed in writing or specifically provided in the terms of this Agreement, neither Sanofi nor its Affiliates nor Sublicensees shall commercialize any Collaboration Compound, other than as a Collaboration Product in accordance with this Agreement.

ARTICLE 6

PAYMENTS TO DICE

6.1    Initial Payment. In partial consideration of the rights granted by DiCE to Sanofi hereunder, Sanofi shall pay DiCE a non-creditable and non-refundable initial payment of eight million Dollars ($8,000,000). On or after the Effective Date, DiCE shall invoice Sanofi for such initial payment amount and Sanofi shall pay such invoice on [*].

6.2    RESERVED

6.3    RESERVED

6.4    Milestone Payments.

6.4.1    [*]

(i)    [*]. With respect to each Sanofi Target, on a Sanofi Target-by-Sanofi Target basis, [*].

6.4.2	6.4.4[*]
6.4.3 Milestone	6.4.5[*]	6.4.6[*]
6.4.7[*]	6.4.8[*]	6.4.9[*]
6.4.10[*]	6.4.11[*]	6.4.12[*]
6.4.13[*]	6.4.14[*]	6.4.15[*]
6.4.16[*]	6.4.17[*]	6.4.18[*]

6.5    [*].

6.6    [*].

[*].

(i)    [*] Milestone Payments. In partial consideration of the rights granted by DiCE to Sanofi hereunder, Sanofi shall pay DiCE each of the following one-time only milestone payments upon DiCE’s [*]:

[*] Milestone	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]

6.6.2    [*].

(i)    [*].

6.6.3    [*].

6.6.4    Development & Regulatory Milestone Payments. In partial consideration of the rights granted by DiCE to Sanofi hereunder, with respect to each Sanofi Target, on a Sanofi Target-by-Sanofi Target basis, Sanofi shall pay to DiCE each of the following one-time only milestone payments upon the first achievement by a Collaboration Compound or Collaboration Product for such Sanofi Target of the corresponding milestone described below. Except with respect to ES Targets, for which the [*] shall be deemed achieved for all Collaboration Compounds for such Sanofi Target for the purpose of this Section 6.4.2, the milestone payment amount shall depend upon (i) whether the applicable Sanofi Target is an ET target, (ii) whether [*] was made with respect to the applicable Collaboration Compound, and (iii) whether the applicable milestone is achieved with respect to a Collaboration Compound for a Sanofi Target that has [*], as set forth below.

Milestone	Milestone Payment
	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

6.6.5    Milestone Payment Process. Sanofi shall provide prompt written notice to DiCE of the achievement of each applicable milestone pursuant to this Section 6.4. Upon receipt of such notice, DiCE shall provide an invoice to Sanofi, and payment shall be due within [*] after receipt by Sanofi of such invoice. For clarity, in the event any particular milestone described in this Section 6.4 is achieved more than once for a particular Sanofi Target, no additional milestone payments shall be due for the second or subsequent achievement of such milestone for such Sanofi Target.

6.6.6    Backup Collaboration Compounds. The accrual of [*] set forth in Section 6.4.1(i) and the milestone payments set forth in Section 6.4.2 above shall be made with respect to the first Collaboration Compound or corresponding Collaboration Product active against a particular Sanofi Target that achieves the corresponding milestone event, as the case may be;

provided that, [*] pursuant to Section 6.4.1(i), or received a milestone payment pursuant to Section 6.4.2, with respect to the achievement of any milestone event set forth in Section 6.4.1(i) or Section 6.4.2 by a Collaboration Compound or Collaboration Product active against a particular Sanofi Target, then [*] and no milestone payment shall be due upon the accomplishment of that same milestone with respect to the next Collaboration Compound or Collaboration Product hereunder active against the same Sanofi Target.

6.6.7    Termination. If (a) Sanofi provides a notice of termination of this Agreement pursuant to Section 12.3 (or termination of country(ies) or region(s) or any Collaboration Products), or (b) DiCE provides notice of termination pursuant to Section 12.4, in each case, prior to the achievement of any milestone, then Sanofi shall have no obligation to make any further milestone payment under Section 6.4 with respect to such Terminated Territory or such Terminated Product from and after the date of such notice (except if such milestone was achieved before the date of such notice); provided, that, if this Agreement is not actually terminated following such notice, then any milestone payments associated with the achievement of a milestone with respect to such country or jurisdiction after such date of notice shall be due within [*] after the date on which it was determined by the Parties in writing that this Agreement would not terminate.

6.7    Royalties.

6.7.1    Royalty Rates. In partial consideration for the rights granted to Sanofi hereunder, on a Collaboration Product-by-Collaboration Product basis, Sanofi shall pay to DiCE royalties on annual worldwide Net Sales of Collaboration Products by Sanofi and its Affiliates and Sublicensees, in accordance with this Section 6.5. The applicable royalty rate shall depend upon [*], as set forth below.

[*]		[*]
Portion of annual Net Sales	Royalty Rate	Portion of annual Net Sales	Royalty Rate
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]

(i)    Royalty Term. Royalties shall be due to DiCE on a country-by-country and Collaboration Product-by Collaboration Product basis until the later of (a) the first date on which there is no Valid Claim of any DiCE Patent and/or Sanofi Patent covering the manufacture, use, import or sale of such Collaboration Product in such country, and (b) the expiration of any Regulatory Exclusivity Period for such Collaboration Product in such country (the “Royalty Term”). Sanofi shall have no obligation to pay any royalty with respect to Net Sales of any Collaboration Product in any country after the Royalty Term for such Collaboration Product in such country has expired.

(ii)    Single Royalty; Non-royalty Sales. No royalty shall be payable under this Section 6.5 with respect to sales of Collaboration Products among Sanofi, its Affiliates and Sublicensees for resale; rather royalties on such Collaboration Products shall be due on the [*]. In no event shall more than one royalty be due hereunder with respect to any Collaboration Product unit even if covered by more than one patent included in the Licensed Technology.

6.7.2    Royalty Reductions. Notwithstanding Section 6.5.1 above:

(i)    Third Party Royalties. Sanofi shall be responsible for the payment of any amounts due Third Parties for the acquisition or license of intellectual property rights necessary for the manufacture, use or Commercialization of Collaboration Products, provided that, Sanofi may, on a Collaboration Product-by-Collaboration Product and country-by-country basis, deduct [*] of such amounts paid to Third Parties for such intellectual property rights necessary for the manufacture, use or commercialization of the applicable Collaboration Product in the applicable country from royalty payments due to DiCE with respect to the applicable Collaboration Product in the applicable country (“Third Party Payments”). DiCE shall be responsible for any amounts due to Stanford for the Development, Manufacture or Commercialization of Collaboration Products.

(ii)    Generic Competition. If, during the applicable Royalty Term for a particular Collaboration Product in a particular country, a Generic Product is launched and Sanofi’s Net Sales in any Calendar Quarter following such launch decrease by [*] as compared to the amount of Net Sales booked by Sanofi for that Collaboration Product in that country during the Calendar Quarter immediately preceding the first launch of a Generic Product, then the royalties due to DiCE pursuant to Section 6.5.1 shall be reduced by [*] from what would otherwise have been due under Section 6.5.1 for as long as Sanofi’s Net Sales in any Calendar Quarter following launch of such Generic Product remain between [*] less than the amount of Net Sales booked by Sanofi for that Collaboration Product in that country during the Calendar Quarter immediately preceding the first launch of a Generic Product. Sanofi’s royalty payment obligations shall cease for a particular Collaboration Product in a particular country if a Generic Product is launched in such country and Sanofi’s Net Sales in any Calendar Quarter following such launch decrease by [*] as compared to the amount of Net Sales booked by Sanofi for that Collaboration Product in that country during the Calendar Quarter immediately preceding the first launch of a Generic Product in such country.

(iii)    Compulsory Licenses. If a court or a governmental agency of competent jurisdiction requires Sanofi or any of its Affiliates or its or their Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Collaboration Product in a country in the Territory, then the royalties otherwise due to DiCE pursuant to Section 6.5.1 for Net Sales made by compulsory licensees shall, subject to Section 6.5.3, in lieu of the royalties that would otherwise apply, be the greater of (a) [*] of the amount received by Sanofi from such licensee, and (b) the applicable royalties that would otherwise be payable hereunder.

(iv)    No Valid Claim. With respect to royalties payable on Net Sales in a particular country, during any period within the applicable Royalty Term when there is no DiCE Patent and/or Sanofi Patent in such country that contains a Valid Claim that covers the manufacture, use, import or sale of such Collaboration Product in such country, the otherwise applicable royalty rate with respect to such Collaboration Product in such country shall be reduced by [*].

6.7.3    Minimum Royalty. With regard to any Collaboration Product, except if no royalties are due to DiCE with regard to sales of such Collaboration Product in a particular country pursuant to the last sentence of Section 6.5.2(ii), regardless of any royalty reductions available to under Section 6.4.2, in no event shall the amount paid by Sanofi to DiCE with regard to royalties for a particular Collaboration Product in a particular country be less than [*] of the royalty payments that would have been due to DiCE with regard to the applicable Collaboration Product under Section 6.5.1

6.7.4    Royalty Reports. Sanofi shall calculate all amounts payable to DiCE pursuant to Article 6 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 7.2. Sanofi shall provide to DiCE written notice of such amounts within [*] after the end of each Calendar Quarter, which such report shall include a statement for each Collaboration Product for each country of the Territory during the applicable Calendar Quarter, including at least the following information: (a) gross sales revenues, to the extent available, and Net Sales; (b) the royalties due to DiCE, which shall have accrued hereunder in respect to the applicable Net Sales, and calculations showing how such royalties were determined, including the royalty rates applied to calculate the royalties due; (c) the amount of taxes, if any, withheld to comply with applicable law; (d) the exchange rates used in determining the royalty payments due DiCE; and (e) any royalty offsets or other adjustments (e.g., for any Combination Product as provided for in Section 1.65) applied in calculating the amounts due to DiCE, and (e) stepwise calculations showing the royalties due to DiCE for the applicable Collaboration Product after any such offset or adjustments. Each such report shall be accompanied by the applicable payment of royalties due to DiCE for such Calendar Quarter pursuant to Article 6. In the event that Sanofi begins to maintain information with respect to any products (including, without limitation, any Collaboration Products regarding gross sales of such product(s), in addition to the information above, Sanofi shall include in such reports such information, and all calculations showing the determination of Net Sales based on such gross sales.

ARTICLE 7

GENERAL FINANCIAL MATTERS

7.1    Mode of Payment. All payments to DiCE under this Agreement shall be made by deposit of Dollars by wire transfer in immediately available funds in the requisite amount to such bank account as DiCE may from time to time designate by notice to Sanofi.

7.2    Currency Conversion. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Sanofi shall convert any amount expressed in a foreign currency into Dollar equivalents based on the selling exchange rate using its Affiliate’s or Sublicensee’s standard conversion methodology in accordance with applicable Accounting Standards, consistently applied.

7.3    Interest on Late Payments. If any payment due to DiCE under this Agreement is not paid when due, then Sanofi shall pay interest thereon (before and after any judgment) at an annual rate equal to [*], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest. The obligation to pay interest for late payments shall not limit DiCE’s ability to seek any other remedy for any failure to timely pay any amount due to DiCE under this Agreement.

7.4    Taxes. DiCE shall be solely responsible for paying any and all taxes, including value added tax (“VAT”), levied on account of, or measured in whole or in part by reference to, the milestones, royalties and other amounts payable by Sanofi to DiCE pursuant to this Agreement (each, a “Payment”), except for any withholding taxes required to be deducted from Payments and remitted by Sanofi by Applicable Law. Notwithstanding the foregoing, if DiCE is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Sanofi or the appropriate governmental authority (with the assistance of Sanofi to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Sanofi of its obligation to withhold such tax and Sanofi shall apply the reduced rate of withholding or dispense with withholding, as the case may be. If, in accordance with the foregoing, Sanofi withholds any amount, it shall pay to DiCE the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to DiCE proof of such payment within [*] following such payment.

7.5    Financial Records. Sanofi shall and shall cause its Affiliates and its and their (sub)licensees to, keep complete and accurate financial books and records pertaining to Net Sales of Collaboration Products, in each case, to the extent required to calculate and verify all amounts payable hereunder. Each Party shall, and shall cause its Affiliates and its and their (sub)licensees to, retain such books and records until [*] after the end of the period to which such books and records pertain.

7.6    Audit Procedures.

7.6.1    At the request of DiCE, Sanofi shall, and shall cause its Affiliates and its and their Sublicensees to, permit an independent auditor designated by DiCE and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 7.5 to ensure the accuracy of all reports and payments made hereunder.

7.6.2    Such examinations for any entity may not (i) be conducted for any Calendar Quarter more than [*] after the end of such quarter, (ii) be conducted more than [*] (unless a previous audit during such [*] revealed an underpayment (or with respect to any reimbursement, an overpayment) with respect to such period) or (iii) be repeated for [*].

7.6.3    Upon completion of the audit, the auditor shall provide a report to both Parties, which report shall be limited to a description of any failure to comply with the terms of this Agreement and the amount of the financial discrepancy.

7.6.4    The cost of this audit shall be borne by DiCE, unless the audit reveals an underpayment by or over-reporting of applicable costs or an under-reporting of applicable revenues by the audited Party, in either case of more than [*] from the reported amounts for the period under audit, in which case Sanofi shall bear the cost of the audit. Subject to the dispute resolution provisions set forth in Article 13, if such audit concludes that (a) Sanofi underpaid royalties, then Sanofi shall pay the additional amounts due, with interest from the date originally due as provided in Section 7.3, (b) Sanofi overpaid royalties, then the amount of the overpayment shall be credited against any future royalties due to DiCE, with interest from the date originally due as provided in Section 3.1, in each case of a payment due under this Section 7.6, within [*] after the date on which the audit report is delivered to the Parties.

7.6.5    The receiving Party shall treat all information subject to review under this Article 7 in accordance with the confidentiality provisions of Article 9 and the Parties shall cause the auditor to enter into a reasonably acceptable confidentiality agreement with Sanofi obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

7.7    Monetization. Sanofi acknowledges that DiCE may wish to monetize the payment stream(s) it is entitled to receive under this Agreement with respect to any Collaboration Product with one or more Third Parties (each a “Monetization Entity”), and that DiCE shall have the right to do so. In connection with any such monetization, DiCE shall have the right to disclose, under terms of confidentiality, to any Monetization Entity with respect to the applicable Collaboration Product: (i) the terms of this Agreement, and (ii) the reports and records provided by Sanofi pursuant to Sections 5.4 and 6.5.4 with respect to the applicable Collaboration Products. In addition, DiCE may assign to any such Monetization Entity its rights with respect to one or more Collaboration Products (i) to receive financial reports (as provided in Section 6.5.4), (ii) to receive payments (as provided in Section 6.7) with respect to the applicable Collaboration Products, (iii) to audit Sanofi’s books with respect to the applicable Collaboration Products and records in each case, related to or the applicable milestone payments and/or royalty payments with respect to the applicable Collaboration Product, and (iv) commence legal proceedings against Sanofi in the event of any failure by Sanofi to timely pay any amount due hereunder to recover such amount due (with interest) and damages (but not terminate this Agreement). Sanofi agrees to cooperate, at DiCE’s request, in discussions with any potential or actual Monetization Entity and to use reasonable efforts to facilitate any such monetization transaction by DiCE.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1    Ownership.

8.1.1    Pre-existing Technology. Each Party shall retain ownership and control of any intellectual property and materials Controlled by it (a) prior to the Effective Date, or (b) developed, made or otherwise acquired outside the scope of the Research Program.

8.1.2    Ownership of Intellectual Property Made in Research Program.

(i)    General. Except with respect to any developments relating to DPDCE Technology (which DiCE shall have no obligation to disclose to Sanofi), should any new Invention arise from activities of either Party solely or both Parties jointly under this Agreement, regardless of whether such invention is patentable, each Party shall promptly provide the other Party with a fully detailed description of such Invention so that both Parties can meet and consult with each other regarding such Invention. Subject to the licenses and other rights granted herein, as between the Parties, each Party shall own all right, title and interest in and to any and all: (i) Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates under or in connection with this Agreement, whether or not patented or patentable, and (ii) Patents and other intellectual property rights with respect thereto. For clarity, Information, Inventions and related intellectual property rights developed by DiCE in connection with the Research program shall not be treated as developed or otherwise made on behalf of Sanofi for purposes of the foregoing sentence. Notwithstanding the foregoing, (a) DiCE shall be the sole owner of any and all DPDCE Technology, regardless of which Party made, conceived or reduced to practice such DPDCE Technology, made or otherwise developed in connection with the Research Program or thereafter, and (b) Sanofi shall be the sole owner of all right, title and interest in and to Collaboration Compounds and Collaboration Products regardless of which party made, conceived or reduced to practice such Collaboration Compounds and Collaboration Products made or otherwise developed in connection with the Research Program or thereafter.

(ii)    Ownership of Joint Program Technology. Subject to the licenses and other rights granted herein and the last sentence of Section 8.1.2(i), as between the Parties, the Parties shall each own an equal, undivided interest in any and all: (i) Information and Inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of DiCE or its Affiliates, on the one hand and Sanofi or its Affiliates, on the other hand, under or in connection with this Agreement, whether or not patented or patentable (the “Joint Program Know-How”); and (ii) Patents (the “Joint Program Patents”) and other intellectual property rights with respect to the Information and Inventions described in clause (i) (together with Joint Program Know-How and Joint Program Patents, the “Joint Program Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates, and its and their licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Intellectual Property Rights. Subject to the licenses and other rights granted hereunder, except as otherwise prohibited hereunder, each Party shall have the right to Exploit the Joint Intellectual Property Rights without the consent of the other Party or a duty of accounting to the other Party.

8.1.3    United States Law. The determination of whether any Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) as set forth in this Article 8, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs. For clarity, inventorship and rights of ownership of all Patents shall be determined in accordance with U.S. patent law.

8.1.4    Assignment; Assignment Obligation. To the extent necessary to give effect to the terms of this Sections 8.1, each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and Inventions, as well as any intellectual property rights with respect thereto, as is necessary to fully effect the allocation of ownership set forth in such Sections. Each Party shall cause all Persons who perform activities for such Party under or in connection with this Agreement or who conceive, discover, develop or otherwise make any Information and Inventions by or on behalf of either Party or its Affiliates under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and Inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

8.2    Maintenance and Prosecution of Patents.

8.2.1    Patent Prosecution and Maintenance.

(i)    Sanofi Patents. Sanofi shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Sanofi Patents worldwide in countries of its choice and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings. Sanofi shall be responsible for all costs and expenses incurred in connection with such prosecution and maintenance of the Sanofi Patents. For clarity, Sanofi may file as Sanofi Patents, patent applications claiming: geniuses of Active Compounds and related Derivative Compounds, including any salt, hydrate, solvate, free acid form or free base form, crystalline polymorph, amorphous form, racemic or optically active zwitterion form of an Active Compound.

(ii)    DiCE Patents. DiCE shall have the first right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the DiCE Patents and DPDCE Patents worldwide in countries of its choice, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings. DiCE shall be responsible for all costs and expenses incurred in connection with such prosecution and maintenance of such Patents.

(iii)    Joint Program Patents. As between the Parties, unless otherwise agreed in writing, Sanofi shall have the first right, but not the obligation, using counsel reasonably acceptable to DiCE and retained by both Sanofi and DiCE, to prepare, file, prosecute and maintain the Joint Program Patents in agreed countries and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings. Subject to the following, each of DiCE and Sanofi shall be responsible for [*], of all reasonable out-of-pocket costs and expenses incurred in connection with such activities with regard to Joint Program Patents. With regard to any such expenses, DiCE shall reimburse Sanofi on a Calendar Quarter basis to achieve the foregoing allocation of such costs and expenses with respect to the Joint Program Patents.

(iv)    However, if either Party does not wish to seek patent protection with respect to any Joint Program Know How in a particular country it shall notify the other Party hereto. If only one Party wishes to seek patent protection with respect to such Joint Invention in such country or countries, it may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense.

(v)    If at any time the Party responsible for the patent activities described in this Section 8.2.1 (the “Responsible Party”) does not wish to file or wishes to discontinue the prosecution or maintenance of any patent application or patent within the Joint Program Patents filed in any country, on a country-by-country basis, it shall promptly give notice of such intention to the other Party. The latter shall have the right, but not the obligation, to assume responsibility for the prosecution of any such Patents) in the applicable country, at its own expense, by giving notice to the Responsible Party of such intention within [*].

(vi)    Cooperation. The non-prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the DiCE Patents, Sanofi Patents and Joint Program Patents in the Territory under this Agreement, including that the non-prosecuting Party shall, and shall ensure that its Affiliates, (i) offer its comments, if any, promptly, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours and (iii) provide the prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the DiCE Patents, Sanofi Patents or Joint Program Patents, including relevant Third Party patents and patent applications (provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege); provided, further, that (except with respect to the Joint Program Patents) the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

8.2.2    Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Sanofi shall have the sole right to make decisions regarding, and to apply for, patent term extensions worldwide, including the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Sanofi Patents and any DiCE Patents, in each case including whether or not to do so. DiCE shall provide prompt and reasonable assistance, as requested by Sanofi, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension or supplementary protection certificate.

8.2.3    Patent Listings. As between the Parties, Sanofi shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the Sanofi Patents and any DiCE Patents claiming any Collaboration Product, including as required or allowed (i) in the United States, in the FDA’s Orange Book and (ii) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.

8.3    Enforcement of Patents.

8.3.1    Notice. [*].

8.3.2    Enforcement of Joint Program Patents and DiCE Patents. [*].

8.3.3    Enforcement of Sanofi Patents. [*].

8.3.4    Cooperation. [*].

8.3.5    Recovery. [*].

8.4    Invalidity or Unenforceability Defenses or Actions. [*].

8.5    Infringement Claims by Third Parties. [*].

8.6    Third Party Rights. [*].

8.7    Trademarks and Domain Names.

8.7.1    Product Trademarks. Sanofi shall have the sole right to select, register, prosecute, maintain and enforce the Product Trademarks using counsel of its own choice. All costs and expenses of registering, prosecuting, maintaining and enforcing the Product Trademarks shall be borne solely by Sanofi.

8.7.2    Domain Names. Sanofi may, in exercising its rights under the licenses granted to it hereunder, register and use domain names used or intended for use in connection with the Commercialization of the Collaboration Compounds and Collaboration Products in the Field in the Territory (the “Domain Names”). As between the Parties, the Domain Names shall be exclusively owned and operated by Sanofi, and Sanofi shall have the sole right to protect, maintain, enforce and defend the Domain Names, except as otherwise agreed by Sanofi in writing.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1    Confidentiality Obligations. At all times during the Term and for a period of [*] following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement, information relating to the Collaboration Compound or any Collaboration Product, any Development or Commercialization of the Collaboration Compound or any Collaboration Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or, in the case of Sanofi, its or their Sublicensees (including Sanofi Know-How and DiCE Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto). Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information shall not include any information that:

9.1.1    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

9.1.2    can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Confidential Information constituting Joint Know-How or otherwise described in Section 9.1;

9.1.3    is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

9.1.4    has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

9.1.5    can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

9.2    Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or if such disclosure is otherwise required by law, including in order to comply with applicable securities laws or regulations or the rules or regulations of any stock exchange on which securities of the Party making such disclosure are traded; provided, however, that the receiving Party shall, if practicable, first have notified the disclosing Party of such requirement so that the disclosing Party may seek to quash such order or to obtain a protective order or confidential treatment with respect to such disclosure; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or other legal requirement shall be limited to that information which is legally required to be disclosed in response to such court or governmental order. In addition, DiCE may disclose (i) to its investors, and (ii) to any actual or potential Monetization Entity, the information described in Section 7.7.

9.3    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.3 shall not prohibit (i) Sanofi from making any disclosure identifying DiCE to the extent required in connection with its exercise of its rights or obligations under this Agreement, (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted) or (iii) either Party from making any disclosure identifying the other Party that has then previously been made in accordance with the terms of this Agreement provided that such disclosure remains accurate as of such time and provided the frequency and form of such disclosure are reasonable. Each Party shall be allowed to disclose in a patent application it prepares and files pursuant to this Agreement the names of the Parties to this Agreement, or to amend a pending application it is prosecuting pursuant to this Agreement to state the names of the Parties to this Agreement.

9.4    Public Announcements. Neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [*] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, Sanofi and its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Collaboration Compound and Collaboration Products; provided such disclosure is subject to the provisions of Article 9 with respect to DiCE’s Confidential Information. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 9.4, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

9.5    Publications.

9.5.1    The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, Sanofi shall be free to publicly disclose the results of and information regarding, activities under this Agreement, subject to prior review by DiCE of any disclosure of DiCE Confidential Information for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 9.5. Accordingly, prior to publishing or disclosing any DiCE Confidential Information relating to any Sanofi Target, Sanofi shall provide DiCE with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. DiCE shall respond promptly through its designated representative and in any event no later than [*] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Sanofi agrees to allow a reasonable period (not to exceed [*]) to permit filings for patent protection and to otherwise address issues of Confidential Information or related competitive harm to the reasonable satisfaction of DiCE.

9.5.2    Except as expressly permitted by this Agreement, DiCE shall not and shall cause each of its Affiliates and its and their licensees and sublicensees not to, make any publications or public disclosures regarding Collaboration Compounds or Collaboration Products or any Confidential Information of Sanofi without Sanofi’s prior written consent; provided, DiCE may further disclose, without Sanofi consent, any information that Sanofi or its designees has previously publically disclosed. For clarity, DiCE may also make the disclosures described in Section 2.11.

9.6    Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either (at the non-requesting Party’s election), with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.

9.7    Privileged Communications. [*].

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1    Mutual Representations and Warranties. DiCE and Sanofi each represents and warrants to the other, as of the Effective Date, that:

10.1.1    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

10.1.2    The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

10.1.3    This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

10.1.4    It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.2    Additional Representations and Warranties of DiCE. DiCE further represents, warrants and covenants to Sanofi, as of the Effective Date, as follows:

10.2.1    It has not previously granted, and during the Agreement Term shall not knowingly make any commitment or grant any rights which are inconsistent in any material way with the rights and licenses granted herein, in each case other than non-exclusive licenses granted to Third Party services providers to enable such services providers to perform the services for which they were contracted by DiCE or its Affiliates;

10.2.2    To DiCE’s knowledge, there are no existing or threatened actions, suits or claims pending against it with respect to the DPDCE Technology;

10.2.3    To DiCE’s knowledge, the practice by DiCE of the DPDCE Technology in the Research Program shall not infringe any intellectual property rights of Third Parties.

10.2.4    To DiCE’s knowledge, no claim or litigation has been brought or asserted by any Person alleging that (i) the DPDCE Patents are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the DPDCE Patents, the DPDCE Patents or the DiCE Know-How existing as of the Effective Date as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person;

10.2.5    There are no license or other agreements with Third Parties regarding any intellectual property rights licensed by DiCE to Sanofi hereunder to which DiCE is a party, except the Stanford License;

10.2.6    Neither DiCE nor any of its Affiliates has previously entered into any agreement, whether written or oral, assigning, transferring, licensing, conveying to a Third Party or otherwise encumbering its right, title or interest in or to the DPDCE Patents or the DiCE Know-How (including by granting any covenant not to sue with respect thereto) or any Patent or other intellectual property or proprietary right or Information and Inventions that would be DPDCE Patents, but for such assignment, transfer, license, conveyance or encumbrance;

10.2.7    DiCE has obtained from its Affiliates the licenses and other rights necessary for DiCE to grant to Sanofi the rights and licenses provided herein and for Sanofi to perform its obligations hereunder;

10.2.8    To DiCE’s knowledge, each of the DPDCE Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is issued or such application is pending;

10.2.9    Each Person who has or has had any rights in or to any DPDCE Patents or any DiCE Know-How, has assigned and has executed an agreement assigning its entire right, title and interest in and to such Patents and DiCE Know-How to DiCE. All officers, employees, agents and consultants of DiCE or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Existing Patent or DiCE Know-How or who are or shall be performing DiCE’s Development activities hereunder or who otherwise have access to any Confidential Information and Inventions of Sanofi (the “Inventor Personnel”), (i) in the case of current or former Inventor Personnel, have executed and delivered and (ii) in the case of future Inventor Personnel, shall execute and deliver, to DiCE or such Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to DiCE or such Affiliate of any DiCE Patents, DiCE Know-How and any and all other Information and Inventions that relate to the Collaboration Compound or Collaboration Products, the current form of which has been made available for review by Sanofi.

10.2.10    To DiCE’s knowledge, no current officer, employee, agent or consultant of DiCE or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of DiCE or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with DiCE;

10.2.11    All material works of authorship and all other material materials subject to copyright protection included in DiCE Know-How are original and were either created by employees of DiCE or its Affiliates within the scope of their employment or are otherwise works made for hire and all right, title and interest in and to such materials have been legally and fully assigned and transferred to DiCE or such Affiliate;

10.2.12    To DiCE’s knowledge, the DiCE Know-How that DiCE has determined, in the exercise of reasonable business discretion, to maintain as confidential, has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality;

10.2.13    The representations and warranties of DiCE in this Agreement and the information, documents and materials furnished to Sanofi in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading;

10.2.14    DiCE has provided to Sanofi a copy of the Stanford License Agreement, and the Stanford License Agreement is in full force and effect and has not been modified or amended;

10.2.15    Neither DiCE nor, to the knowledge of DiCE, Stanford is in default with respect to any material obligation under, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to any material obligation under, the Stanford License Agreement; and

10.2.16    DiCE has not waived or allowed to lapse any of its material rights under the Stanford License Agreement, and no such rights have lapsed or otherwise expired or been terminated;

10.3    Additional Covenants of DiCE. DiCE hereby covenants, as of the Effective Date, as follows:

10.3.1    During the period from the Effective Date through the end of the Agreement Term, DiCE shall obtain from each of its Affiliates, sublicensees (other than Sublicensees), employees and agents, and from the employees and agents of its Affiliates, and agents, who have access to any Confidential Information of Sanofi, rights to any and all Information and Inventions that relate to the Collaboration Compound or Collaboration Products and are generated pursuant to and during the time of such Person’s relationship with DiCE or its Affiliate, such that Sanofi shall, by virtue of this Agreement, receive from DiCE, without payments beyond those required by this Agreement, the licenses and other rights granted to Sanofi hereunder (and such that the scope of such licenses and other rights are not limited in scope or exclusivity by a failure to so obtain such rights from such Persons);

10.3.2    No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any of DiCE’s current or future creditors. DiCE agrees that it shall not take or cause to be taken or omit to take any action that could reasonably be expected to result in a determination pursuant to Applicable Law that any aspect of this transaction may be deemed a “fraudulent conveyance” or otherwise subject to claims of certain creditors of DiCE or any of its Affiliates, or their respective trustees in any bankruptcy proceedings;

10.3.3    DiCE shall fulfill all of its obligations under the Stanford License Agreement (including, without limitation, the payment of all amounts appropriately due thereunder) unless such failure is due to acts or omissions by Sanofi or its Affiliates or Sublicensees;

10.3.4    DiCE shall not enter into any subsequent agreement with Stanford that modifies or amends the Stanford License Agreement in any way that could adversely affect Sanofi’s rights in any material respect under this Agreement without Sanofi’s prior written consent, and DiCE shall provide Sanofi with a copy of all modifications to or amendments of the Stanford License Agreement, regardless of whether Sanofi’s consent was required with respect (which may be redacted to remove any financial terms before provision to Sanofi);

10.3.5    DiCE shall not terminate, nor take or fail to take any action that could reasonably be expected to terminate, the Stanford License Agreement in whole or in part, directly or indirectly, without conferring first with Sanofi;

10.3.6    DiCE shall promptly furnish Sanofi with copies of the portions of all written reports that DiCE furnishes to Stanford with respect to any Collaboration Products(which reports DiCE may redact to remove information unrelated to Collaboration Products), which written reports shall be the Confidential Information of DiCE; and

10.3.7    DiCE shall furnish Sanofi with copies of all written notices received by DiCE relating to any alleged bona fide breach or default of any obligation by DiCE under the Stanford License Agreement within five (5) business days after DiCE’s receipt thereof and, if DiCE cannot or chooses not to cure or otherwise resolve any such alleged breach or default and such alleged breach or default could reasonably be expected to give rise to Stanford exercising its rights to terminate he License Agreement, DiCE shall, to the extent Sanofi is capable of curing or otherwise resolving any such alleged breach or default, allow Sanofi, in Sanofi’s sole discretion, to cure or otherwise resolve such alleged breach or default.

10.4    Disclaimer of Warranties.

10.4.1    Success of Research Program. Sanofi and DiCE specifically disclaim any representation or warranty or guarantee that the Research Program shall be successful, in whole or in part. The failure of the Parties to successfully develop Collaboration Compounds or Collaboration Products with respect to any Sanofi Target shall not constitute a breach of any representation or warranty or other obligation under this Agreement.

10.4.2    General. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A

PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.4.3    No Other Representations. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

10.5    Anti-Bribery and Anti-Corruption Compliance. With respect to the Exploitation of Collaboration Products, Sanofi represents and warrants to DiCE, as of the Effective Date, and covenants, as follows:

10.5.1    It is licensed, registered, or qualified under Applicable Law to do business, and has obtained such licenses, consents or authorizations or completed such registrations or made such notifications as may be necessary or required by Applicable Law;

10.5.2    It has not taken and shall not, as of the Effective Date or at any time during the Term, take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and shall not accept in the future such payment;

10.5.3    It complies with Applicable Law where it operates, including Anti-Corruption Laws, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers and Government Officials; and

10.5.4    it is, as between the Parties, solely responsible to ensure it and its Affiliates compliance, in all material respects, with all Applicable Laws.

10.6    Knowledge. As used in this Article 10, “knowledge” shall mean actual knowledge after making reasonable inquiry and after exercising reasonable diligence.

ARTICLE 11

INDEMNITY

11.1    Indemnification of DiCE. Sanofi shall indemnify DiCE, its Affiliates and its and their respective directors, officers, employees and agents and the Stanford Indemnitees, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Sanofi of this Agreement; (ii) the gross negligence or willful misconduct on the part of Sanofi or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; (iii) any Third Party claims relating to the use or screening of any Sanofi Target in the Research Program, or [*]. In the event that any Losses arise from (A) on the one hand, acts or omissions described in clauses (i) and/or (ii) of this Section 11.1 and (B) on the other hand, acts or omissions described in clauses (i) and/or (ii) of Section

11.2, each Party shall indemnify the other on a comparative fault basis to the extent its acts or omissions gave rise to such liability. As used in this Section 11.1, Stanford Indemnitees means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, agents, faculty, representatives and volunteers.

11.2    Indemnification of Sanofi. DiCE shall indemnify Sanofi, and its Affiliates, Sublicensees and Distributors and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the breach by DiCE of this Agreement; (ii) the gross negligence or willful misconduct on the part of DiCE or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; (iii) any Third Party claims relating to the use of any DPDCE Technology in the Research Program, or (iv) the Exploitation by DiCE or any of its Affiliates of any Terminated Products anywhere in the world at any time. In the event that any Losses arise from (A) on the one hand, acts or omissions described in clauses (i) and/or (ii) of this Section 11.2 and (B) on the other hand, acts or omissions described in clauses (i) and/or (ii) of Section 11.1, each Party shall indemnify the other on a comparative fault basis to the extent its acts or omissions gave rise to such liability.

11.3    Indemnification Procedures.

11.3.1    Notice of Claim. All indemnification claims in respect of a Party, its Affiliates and, in the case of Sanofi, its or their Sublicensees and Distributors or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article 11, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.3.2    Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [*] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in

Section 11.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

11.3.3    Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3.2 (in which case the Indemnified Party shall control the defense) or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

11.3.4    Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee’s becoming subject to injunctive or other relief and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

11.3.5    Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

11.3.6    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.4    Special, Indirect and Other Losses. EXCEPT (I) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 9 AND (II) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

11.5    Insurance. DiCE shall have and maintain for so long as DiCE is conducting activities under the Research Program insurance covering its activities conducted in the Research Program. Sanofi shall have and maintain such types and amounts of insurance covering its Exploitation of the Collaboration Compounds and Collaboration Products as is (i) normal and customary in the pharmaceutical industry generally for parties similarly situated and (ii) otherwise required by Applicable Law. Upon request by the other Party, each Party shall provide to the other Party evidence of its insurance coverage. The Sanofi insurance policies shall be under an occurrence form, but if only a claims-made form is available, then Sanofi shall continue to maintain such insurance after the expiration or termination of this Agreement for a period of [*]. Notwithstanding the foregoing, Sanofi may self-insure in whole or in part the insurance requirements described above.

ARTICLE 12

TERM AND TERMINATION

12.1    Term and Expiration.

12.1.1    The term of this Agreement shall become effective as of the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the later of the date of expiration of the last Royalty Term for the last Collaboration Product (such period, the “Agreement Term”).

12.1.2    Following the expiration of the Royalty Term for a Collaboration Product in a particular country or region (but not on any earlier termination thereof), the grants in Section 4.2 shall become exclusive, fully-paid, royalty-free, perpetual and irrevocable for such Collaboration Product in such country or region.

12.2    Termination by Either Party. Each Party shall have the right to terminate this Agreement, upon notice to the other Party, in the event that:

12.2.1    The other Party shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) admitted in writing its inability to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

12.2.2    An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of the other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition shall have continued undismissed for [*], or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for [*].

12.3    Termination by Sanofi.

12.3.1    For Breach of Material Obligations. Sanofi shall have the right to terminate this Agreement in its entirety, upon notice to DiCE, in the event that DiCE defaults with respect to any of its material obligations under this Agreement and does not cure such default within [*] after the receipt of a notice from Sanofi specifying the nature of, and requiring the remedy of, such default (or, if such default cannot be cured within such [*], if DiCE does not commence and diligently continue actions to cure same during such [*] period). Any termination pursuant to this Section 12.3.1 shall be without prejudice to any of Sanofi’s other rights under this Agreement, and in addition to any other remedies available to it at law or in equity.

12.3.2    Without Cause. Notwithstanding any other provision of this Agreement, Sanofi shall have the right to terminate this Agreement in its entirety without cause during the Research Program Term by providing prior written notice to DiCE, which termination shall be effective upon the date that is [*] after the delivery of Sanofi’s notice of termination; provided that Sanofi may not terminate this Agreement under this Section 12.3.2 prior to [*]. The Parties shall continue to have all rights and obligations under this Agreement until the termination is effective. Without limiting the generality of the foregoing, if Sanofi delivers a notice of termination pursuant to this Section 12.3.2 on or after [*]. In addition, following the end of the Research Program Term, Sanofi may terminate this Agreement at any time with [*] prior notice to DiCE.

12.3.3    Partial Termination. Sanofi may terminate this Agreement with respect to a particular Sanofi Target (a “Terminated Target”), or Collaboration Product (a “Terminated Product”), or a particular country (a “Terminated Territory”) but not the Agreement in its entirety with [*] written notice to DiCE. Following any such termination the provisions of this Agreement shall remain in effect with respect to the Terminated Territory, Terminated Target, or the Terminated Product(s) (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory, Terminated Target, or Terminated Product and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory, all Sanofi Targets, and all Collaboration Products other than the Terminated Territory, Terminated Targets and Terminated Products).

12.4    Termination by DiCE. DiCE shall have the right to terminate this Agreement, upon notice to Sanofi, in the event that Sanofi defaults with respect to any of its obligations under this Agreement and does not cure such default within [*] after the receipt of a notice from DiCE specifying the nature of, and requiring the remedy of, such default (or, if such default cannot be cured within such [*] period, if Sanofi does not commence and diligently continue actions to cure the same during such cure period; provided, however, the cure period for any failure to pay any amount due under this Agreement shall be [*] rather than [*]. However, if any such default is limited to Sanofi’s obligations with respect to a particular Collaboration Product and/or a particular country in the Territory, then any termination of this Agreement by DiCE pursuant to this Section 12.4 due to such default shall be limited to Sanofi’s rights under this Agreement with respect to such Collaboration Product and/or country and all of Sanofi’s other rights and licenses hereunder shall survive such termination. Any termination pursuant to this Section 12.4 shall be without prejudice to any of DiCE’s other rights under this Agreement, and in addition to any other remedies available to it by law or in equity.

12.5    Effect of Termination by Sanofi.

12.5.1    Program Transfer. Upon a termination of this Agreement under Section 12.3.2 or 12.3.3 or 12.4 by DiCE, Sanofi shall, at Sanofi’s expense, and for the consideration set forth in Section 12.5.2:

(i)    Transfer to DiCE [*] including, without limitation, [*], and execute all documents, reasonably necessary or desirable to transfer any CTAs, INDs, BLAs, and other regulatory, in each case, solely to the extent related to the Terminated Products with respect to the Terminated Countries [*];

(ii)    [*]

(iii)    To the extent Sanofi Controls any right, title and interest in any Product Trademarks under which any Terminated Product has been or is being marketed or sold in the Territory or in the countries, Sanofi shall assign the same to DiCE.

12.5.2    The foregoing provisions shall collectively be, the “Program Transfer”.

12.5.3    Consideration. As consideration for any Program Transfer, DiCE shall pay Sanofi the following amounts with regard to the applicable Collaboration Compound(s) and/or Collaboration Product(s) that become Terminated Products:

(i)    [*].

(ii)    [*].

12.5.4    Payments. Payment and reports of any amounts due under Section 12.5.2 shall be due and payable by DiCE to Sanofi quarterly within [*] after the end of each Calendar Quarter in which such Net Sales reports are received by DiCE. In such case, defined terms which contemplate sales of Collaboration Products by Sanofi or its Affiliates or Sublicensees, including without limitation, Section 5.3(c), Section 5.3(e) and Section 5.4 shall be interpreted for the purpose of this Section 12.5.3 to apply to sales of Terminated Products by DiCE, its Affiliates or Sublicensees, mutatis mutandis.

12.6    Other Consequences. Upon termination of this Agreement, all Sanofi Targets shall concurrently cease to be Sanofi Targets and DiCE shall be free to conduct research and development on any such Sanofi Targets, alone or with one or more Third Parties, as it deems appropriate, without any obligation to Sanofi [*].

12.7    Right to Sell Stock on Hand. Provided that Sanofi is not in material breach of any obligation under this Agreement at the time of any termination of this Agreement, in whole or in part, Sanofi shall have the right for [*] thereafter to dispose of all Collaboration Product(s) then in its inventory and to complete manufacture of and dispose of any work-in-progress then being manufactured, as though this Agreement had not terminated. Sanofi shall pay royalties thereon, in accordance with the provisions of this Agreement, as though this Agreement had not terminated.

12.8    Accrued Rights, Surviving Obligations.

12.8.1    Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

12.8.2    Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

12.8.3    Continuing Obligations. Termination, relinquishment or expiration of this Agreement shall not terminate each Party’s obligation to pay all royalties, milestone payments and other monetary obligations that may have accrued hereunder prior to such termination, and to provide reports as provided in Section 6.5.4. All of the Parties’ rights and obligations under Sections 2.3.6, 2.3.7, 2.7, 4.5, 5.7, 7.5, 7.6, 8.1, 8.2, 8.3, 8.4, 8.5 and 12.5 (in each instance, solely with respect to any Patents issued or pending at such time), and Articles 9,11, 13 and 14 shall survive termination or expiration hereof.

12.9    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sanofi or DiCE are and shall otherwise be deemed to be, for purposes of Section

365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

ARTICLE 13

DISPUTE RESOLUTION

13.1    Subject to Section 13.4, if a dispute arises between the Parties in connection with or relating to this Agreement (a “Dispute”), then either Party shall have the right, upon notice to the other Party, to refer such Dispute to the Senior Executives for attempted resolution by good faith negotiations during the period of [*] following the date of such referral. Any final decision mutually agreed to by the Senior Executives shall be conclusive and binding on the Parties. With respect to any unresolved Dispute as to a matter outside the jurisdiction or authority of the JSC, either Party shall be free to institute binding arbitration in accordance with Section 13.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation in accordance with Section 13.3 or 13.5 immediately if litigation is necessary to prevent irreparable harm to that Party. For clarity, any Dispute regarding the addition or substitution of a Sanofi Target shall be resolved by unanimous agreement of the JSC, or if the JSC is unable to reach unanimous agreement, then as provided in Section 3.3.6, the result shall be that no decision of the JSC is reached and such deadlock of the JSC shall not be subject to further review under this Article 13.

13.2    Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before one (a) arbitrator who shall be a former judge of a court of federal jurisdiction (the “Arbitrator”). The Arbitrator shall be chosen promptly by mutual agreement of the Parties or the Chief Executive of the San Francisco office of JAMS. The arbitration shall be administered by JAMS (or any successor entity thereto) in accordance with the then current Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures contained therein (collectively, the “Rules”), except in the event of a conflict between the Rules and this Section 13.2, this Section 13.2 shall control (including with regard to any limitations of liability or forms of relief). The arbitration shall be conducted in English and held in San Francisco, California. The Arbitrator shall, within [*] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrator shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the State of New York or any other court of competent jurisdiction. The Arbitrator shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the arbitration described in this Section 13.2, and shall pay an equal share of the fees and costs of the Arbitrator and all other general fees related to the arbitration; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrator. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator under this Section 13.2 shall be deemed Confidential Information of both Parties under Article 13. The Parties intend that each award rendered by an Arbitrator hereunder shall be entitled to recognition and enforcement under the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York, 1958).

13.3    Governing Law, Jurisdiction, Venue and Service.

13.3.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.3.2    Jurisdiction. Subject to Section 13.3.3 and Section 13.4, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. Each Party hereby waives any defenses such Party may have with regard to venue before such courts, including without limitation any claim of forum non conveniens. Notwithstanding the above, any action regarding the infringement or validity of a Patent may be brought before any court having jurisdiction over the Parties and such subject matter.

13.3.3    Venue. Subject to Section 13.2, 13.3.2 and Section 13.4, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action arising out of or relating to this Agreement in the courts of the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Notwithstanding the above, any action regarding the infringement of any patent may be brought before any court or other governmental entity having jurisdiction over the Parties and such subject matter.

13.3.4    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.5.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.4    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Sections and Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections and Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.4 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such omission or delay results from the breach by the non-performing Party or any of its Affiliates of its or their Development, Manufacturing or Commercialization obligations or any other term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [*] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

14.2    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this

Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

14.3    Assignment and Change of Control.

14.3.1    Except as expressly permitted in this Agreement, neither Party may assign this Agreement, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the other Party, except that each Party shall have the right, without such consent, to assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business to which this Agreement relates; provided that the assigning or delegating Party shall provide written notice to the other Party within [*] after such assignment or delegation and shall remain primarily liable for the performance of its assignee or delegate. Notwithstanding the foregoing, DiCE shall be free, without Sanofi’s consent, to assign or transfer to any Third Party selected by DiCE all or any portion of its interests in any payments due it from Sanofi hereunder, as provided in Section 7.7. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 14.3.1 shall be void and of no effect.

14.3.2    No later than [*] following the earlier of the first public announcement of the execution of any transaction with respect to a Change of Control of DiCE or the closing date of such a transaction, DiCE shall notify Sanofi in writing and identify the counterparty to the transaction (the “Third Party Acquirer”). In such a case, effective as of the later of (a) a notice from Sanofi pursuant to this Section 14.3.2 and (b) the closing of such a transaction, Sanofi may, in its sole discretion and by written notice to DiCE, except in the case of a Change of Control transaction in which the Third Party Acquirer is a Non-Competitive Acquirer, require DiCE and the Third Party Acquirer and its Affiliates (“Third Party Acquirer Family”) to adopt reasonable procedures, including firewalls, to prevent disclosure of Confidential Information of Sanofi and its Affiliates (including the Sanofi Know-How) and the Licensed Know-How to the Third Party Acquirer Family (other than DiCE and its Affiliates) and to prevent the Third Party Acquirer Family (other than DiCE and its Affiliates) from involvement in the Development, Commercialization and Manufacture of the Collaboration Products. In the case in which DiCE is acquired by a Third Party Acquirer, the rights to Information and Inventions controlled by the Third Party Acquirer Family immediately prior to the closing of the Change of Control transaction shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

14.4    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.5    Notices.

14.5.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.5.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.5.1. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 14.5.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.5.2    Address for Notice.

If to Sanofi, to:

54 rue La Boétie

75008 Paris

France

Attention: Legal Operations, Corporate Licenses

Facsimile: +33.1.53.77.40.48

with a copy (which shall not constitute notice) to:

the Sanofi Alliance Manager

If to DiCE:

DiCE Molecules SV, LLC

1455 Adams Way

Suite

Menlo Park, CA

Attention: Chief Executive Officer

14.6    Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, including that certain confidentiality agreement, dated as of November 13, 2014, are superseded hereby. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

14.7    Compliance with Laws. In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Collaboration Products pursuant to this Agreement.

14.8    Patent Marking. Sanofi agrees to mark and have its Sublicensees mark all Collaboration Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

14.9    Construction. Sanofi and DiCE have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

14.10    English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.11    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.12    No Benefit to Third Parties. Except as provided in Article 11, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons. Notwithstanding the above, Monetization Entities have the rights described in Section 7.7.

14.13    Further Assurances. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.14    Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

14.15    Relationship of the Parties. It is expressly agreed that DiCE, on the one hand, and Sanofi, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither DiCE, on the one hand, nor Sanofi, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

14.16    References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

14.17    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

14.18    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

AVENTIS INC.		DICE MOLECULES SV, LLC

By:	/s/ Chan H. Lee	By:	/s/ J. Kevin Judice
Name:	Chan H. Lee	Name:	J. Kevin Judice
Title:	Vice President	Title	Chief Executive Officer

Schedule 1.27

DiCE Patents

as of the Effective Date

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Active Target List and Status

Target Name	Status	[*] Multiplier
[*]	[*]	[*]
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